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                                                                     EXHIBIT 7.5

                              ADOPTION AGREEMENT

     This Adoption Agreement ("Agreement"), dated as of May 26, 2000, is executed by the persons or entities named as "Purchasers" below pursuant to the terms of the Amended and Restated Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of December 13, 1999, between The Wiser Oil Company, a Delaware corporation ("Wiser") and Wiser Investment Company, LLC, a Delaware limited liability company ("WIC").


     1. Acknowledgment. Purchasers acknowledge that Purchasers are acquiring certain Preferred Shares (as defined in the Stock Purchase Agreement) from Wiser, subject to the terms and conditions of the Stock Purchase Agreement.


     2. Agreement. Purchasers (i) agree that Purchasers and the Preferred Shares acquired by Purchasers shall be bound by and subject to the terms of the Stock Purchase Agreement, and (ii) adopt the Stock Purchase Agreement with the same force and effect as if Purchasers were originally a party thereto.


     3. Notice. Any notice required or permitted by the Stock Purchase Agreement shall be given to Purchasers at the addresses listed below the Purchasers' signatures.
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     IN WITNESS WHEREOF, Wiser, WIC and Purchasers have each executed or caused this Agreement to be executed by its duly authorized officer as of the date and year first above written.



                                    PURCHASERS:

                                    DIMELING, SCHREIBER & PARK


                                    By:/s/ Steven G. Park
                                       ------------------------------
                                    Name:  Steven G. Park
                                    Title: Partner
                                    Address:



                                    By:/s/ George K. Hickox, Jr.
                                       ------------------------------
                                    Name:  George K. Hickox, Jr.
                                    Title: Manager
                                    Address:



                                    WISER OIL COMPANY, LLC


                                    By:/s/ Andrew J. Shoup, Jr.
                                       ------------------------------
                                    Name:  Andrew J. Shoup, Jr.
                                    Title: President